Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563

NEWS RELEASE	FOR IMMEDIATE RELEASE April 5, 2012

Tellabs and Dialectic Capital reach agreement to appoint Vincent D. Kelly and

Gregory J. Rossmann to Tellabs Board of Directors

Tellabs to appoint a third new director by December 31, 2012

2012 Annual Stockholders Meeting set for May 2

Naperville, Ill. — Tellabs will appoint Vincent D. Kelly and Gregory J. Rossmann to the Tellabs Board of Directors on May 2, 2012, following its Annual Stockholders Meeting, under an agreement with its stockholder Dialectic Capital Management, LLC.

Since 2004, Mr. Kelly has been president, chief executive officer and a director of USA Mobility, Inc. He has over 20 years of experience in the communications industry in various executive roles and brings business management and financial and accounting expertise.

Mr. Rossmann is a private investor, a director of several private companies and a director of NETGEAR, Inc., since 2002. He was a Managing Director of The Carlyle Group, and brings strong financial and technical experience from Pequot Capital Management, Inc., Broadview International, Dynatech Corporation and other companies.

Mr. Kelly will be a Class I director with a term expiring at the 2014 Annual Meeting, and Mr. Rossmann will be a Class III director with a term expiring at the 2013 Annual Meeting. Subject to the terms of their agreement, Tellabs and Dialectic Capital will work together to identify one additional mutually agreeable candidate to be appointed to the Tellabs Board no later than December 31, 2012. The size of the Tellabs Board will not be increased to more than 11 directors prior to the 2014 Annual Meeting.

“Tellabs and Dialectic have engaged in a series of productive discussions about our business and growth prospects,” said Robert W. Pullen, Tellabs chief executive officer and president. “We welcome open dialogue with our shareholders.

“We’re pleased to add directors with such stature, financial and technology expertise to Tellabs Board of Directors as we define Tellabs’ next phase of innovation and growth,” Pullen added. “Tellabs board and executive team look forward to working together to advance the smart mobile Internet, achieve profitable growth and deliver long-term value to shareholders.”

John Fichthorn, Dialectic Capital’s managing member, said, “We are pleased to have worked with Tellabs to effect meaningful change on the Board for the benefit of all shareholders. We appreciate Tellabs’ willingness to work together with us in a constructive manner and look forward to continuing our positive relationship. We are excited about Tellabs’ future opportunities and believe the new directors will help the company execute on these possibilities.”

Tellabs directors William F. Souders and Linda Wells Kahangi are retiring from the Tellabs Board of Directors following the Annual Stockholders Meeting.

“The Board and I would like to thank Bill Souders and Linda Wells Kahangi for their outstanding counsel during their years of service to Tellabs,” said Michael J. Birck, Chairman of the Board.

Standing for election at Tellabs Annual Stockholders Meeting will be its Class II directors Bo Hedfors, Michael E. Lavin and Jan H. Suwinski. Mr. Hedfors served as president of Hedfone Consulting, president of Motorola Networks, and president and CEO of Ericsson Inc., and a Tellabs director since 2003. Mr. Lavin served as Midwest area managing partner and partner in KPMG LLP, and a Tellabs director since 2003. Mr. Suwinski, clinical professor of Management and Operations at Cornell University, Johnson Graduate School of Management, has served as chairman of Siecor Corporation, executive vice president of the OptoElectronics Group at Corning Incorporated, and a Tellabs director since 1997.

At the 2012 Annual Meeting, Tellabs stockholders will also vote on an advisory resolution relating to executive compensation (say-on-pay) and the ratification of auditor Ernst & Young.

The 2012 Tellabs Annual Stockholders Meeting will be held on Wednesday, May 2, at 2 p.m. Central Time, at Northern Illinois University, 1120 East Diehl Road, Naperville, Ill.

All Tellabs stockholders are entitled to one vote for each share held. Only stockholders of record as of March 12, 2012, the record date for the annual meeting determined by the board of directors, are entitled to receive notice of, to attend and to vote at the annual meeting. For details, see Tellabs proxy statement.

About Tellabs – Tellabs innovations advance the smart mobile Internet and help our customers succeed. That’s why 80% of the top global communications service providers choose our mobile backhaul, packet optical, business and services solutions and applications. We help them get ahead by adding revenue, reducing expenses and optimizing networks.

Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300® Patent Index, the S&P MidCap 400 Index and several corporate responsibility indexes including the Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes. www.tellabs.com

Certain information regarding the participants, Tellabs, its directors, and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Tellabs’ shareholders in connection with Tellabs’ 2012 Annual Meeting of Shareholders. Information about the directors and executive officers of Tellabs can be found at http://www.tellabs.com/about/bios/.

Additional information regarding the participants in the solicitation of Tellabs’ shareholders is included in Tellabs’ previously-filed Annual Report on Form 10-K for the year ended December 30, 2011, and will be included in Tellabs’ proxy statement in connection with the 2012 Annual Meeting of Shareholders when filed with the SEC.

The solicitation of proxies for the election of directors will be made pursuant to a proxy statement to be filed with United States Securities and Exchange Commission. Tellabs shareholders and other investors are strongly advised to carefully read the proxy statement relating to Tellabs’ 2012 Annual Meeting of Shareholders and any other relevant documents filed by Tellabs with the United States Securities and Exchange Commission when they become available before making any voting decision, because they will contain important information.

Copies of the Form 10-K, the proxy statement and any other relevant documents will be mailed and made available to Tellabs shareholders at no expense to them. In addition, those materials will be available without charge upon request from Tellabs investor relations at tom.scottino@tellabs.com, or the United States Securities and Exchange Commission at www.sec.gov.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

                                         Marta Kwiatek, +1.630.798.2524, marta.kwiatek@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

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